Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 23, 2018, relating to the financial statements and financial statement schedule of MidAmerican Energy Company appearing in the Annual Report on Form 10-K of MidAmerican Energy Company for the year ended December 31, 2017, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Des Moines, Iowa

June 27, 2018